EXHIBIT 99

[PMA CAPITAL LETTERHEAD]

Mellon Bank Center   Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590                                        PRESS RELEASE
================================================================================
For Release:  Immediate

       Contact:  Albert D. Ciavardelli
                        (215) 665-5063

                 PMA Capital Reports Second Quarter 2000 Results
             Operating Earnings per Share Continue to Rise -- up 6%
                for the Quarter and the First Six Months of 2000


Philadelphia, PA, August 2, 2000 -- PMA Capital Corporation (NASDAQ: PMACA) today announced that its after-tax operating income (net income excluding after-tax net realized investment gains and losses) for the second quarter of 2000 rose 6% to $0.35 per diluted share, compared with $0.33 per diluted share for the second quarter of 1999. For the first six months of 2000, after-tax operating income per diluted share also increased 6% to $0.70 per diluted share, compared with $0.66 per diluted share for the same period last year. After-tax operating income for the quarter and first six months of 2000 was $7.8 million and $15.8 million, which are essentially level with the comparable periods last year.

The improvement in after-tax operating income per share reflects the favorable effect of PMA Capital's share repurchase activities over the past two years. The comparable level of after-tax operating earnings year-over-year reflects strong improvement in pre-tax operating income, which rose 51% and 20% in the second quarter and first six months of 2000, respectively. The improvement in pre-tax operating earnings primarily reflects higher earnings from PMA Re and The PMA Insurance Group due to improved underwriting, which resulted in a decline in their combined ratios, and higher investment income for PMA Re. Offsetting the improvement in pre-tax operating results was a higher effective tax rate, which in the 2000 periods was approximately 36%, compared with a benefit from taxes of 6% in the second quarter of 1999 and a tax rate of 22% for the first six months of 1999.

Revenues for the second quarter and first six months of 2000 were $178.3 million and $330.3 million, respectively. Revenues increased 14% and 11% compared to the respective periods last year primarily due to higher earned premiums. Net premiums written for the first six months of 2000 increased 6% to $285.3 million, compared with $270.4 million for the same period last year.

"I am pleased with the increased level of pre-tax operating income -- one of our key performance measures - being generated by our primary and reinsurance operations. The PMA Insurance Group's pre-tax operating results improved by more than 20% in the second quarter and for the first half of 2000, and PMA Re also exhibited healthy improvements in its results in 2000," commented John W. Smithson, President and Chief Executive Officer of PMA Capital. "Our after-tax operating earnings per share improved due to our share repurchase activities. Since June 1999, we have repurchased just over 1.5 million shares, or approximately 7% of the outstanding shares."

Net Income
----------
Net income for the second quarter of 2000 was $10.1 million, or $0.45 per diluted share, compared with $6.7 million, or $0.28 per diluted share, for the comparable period of 1999. Net income for the first six months of 2000 was $14.5 million, or $0.64 per diluted share, compared with $12.5 million, or $0.52 per diluted share, for the same period last year.

Included in net income for the quarter and first six months of 2000 were after-tax net realized investment gains of $2.3 million and losses of $1.3 million, respectively, compared with after-tax losses of $1.1 million and $571,000 for the same periods last year. Net realized investment losses in 2000 and 1999 principally resulted from sales of investments in order to capitalize on higher yielding investment opportunities. During the second quarter of 2000, such losses were more than offset by gains from the sale of equity securities, which had reached the Company's targeted exit price level.

Net income for the first six months of 1999 was also impacted by an after-tax charge of $2.8 million for the implementation of the new accounting rule for insurance-related assessments.

PMA Re
------
PMA Re reported pre-tax operating income of $12.8 million for the second quarter of 2000, compared with $10.4 million for the same period last year. For the first six months of 2000, pre-tax operating income was $26.8 million, compared with $23.1 million for the same period last year. These increases reflect higher investment income and improved underwriting results.

Net premiums written were $73.9 million and $140.8 million in the second quarter and first six months of 2000, respectively, compared with $58.3 million and $136.7 million, respectively, for the same periods last year. Expanded participations and improved price adequacy led to growth in premiums for PMA Re's Traditional and Finite Risk and Financial Products units. However, this growth was partially offset by lower premiums from the Specialty unit reflecting the effects of the highly competitive conditions, particularly in the professional liability reinsurance market where PMA Re has non-renewed pro rata treaties when the proposed structures did not meet its underwriting guidelines.

Commenting on PMA Re's performance in the first half of 2000, Mr. Smithson stated, "The strength of the PMA Re franchise today is evident in our ability to increase our premiums selectively. We are pleased with the direction that prices have taken in the first half of 2000. However, prices have not yet risen to the level needed to fully offset the negative effect that the soft market has had over the last decade. In today's marketplace, we have not seen an across the board improvement in pricing, and as a result, PMA Re has taken a thorough approach to reviewing whether or not it wishes to continue on certain coverages for certain insureds. Frankly, broader marketplace acceptance of price increases and improved terms is needed in order to achieve targeted returns, and PMA Re is committed to seeking and getting improved terms and rate increases."

The combined ratio, as computed using generally accepted  accounting  principles
(GAAP), was 103.1% for the second quarter of 2000, compared with 105.2% for the same period last year. For the first six months of 2000, the GAAP combined ratio was 102.3%, compared with 103.7% for the same period last year.

Net investment income was $15.0 million and $29.8 million for the second quarter and first six months of 2000, respectively, compared with $14.0 million and $27.6 million for the same periods last year. The 7% and 8% increases for the quarter and first six months, respectively, reflect higher yields on invested assets.

The PMA Insurance Group
-----------------------
The PMA Insurance Group reported pre-tax operating income of $5.6 million for the second quarter of 2000, compared with $4.2 million for the same period last year. For the first six months of 2000, pre-tax operating income was $11.2 million, compared with $9.2 million for the same period last year. These increases are due to improved underwriting results reflecting firming prices on both new and renewal business, partially offset by lower investment income.

Net premiums written were $48.9 million for the second quarter of 2000 and $136.4 million for the first six months of 2000, respectively, compared with $36.2 million and $119.2 million for the same periods last year. The $12.7 million and $17.2 million improvements in net written premiums for the quarter and six months of 2000, respectively, primarily reflect an increase in direct written premiums of $10.8 million and $15.4 million primarily due to achieving targeted growth along with price increases in The PMA Insurance Group's workers' compensation and integrated disability insurance products.

"The PMA Insurance Group continues to successfully strengthen its specialty focus on workers' compensation and integrated disability products. Over the past few years, The PMA Insurance Group has contributed significantly to the growth in PMA Capital's earnings. So far in 2000, its revenue growth and improved underwriting performance have driven its solid performance," commented John W. Smithson. "The geographic mix of our workers' compensation premium has helped us avoid some of the problems many of our competitors have experienced, particularly in the California marketplace."

The GAAP combined ratio, excluding Run-off Operations, was 108.0% and 109.7% for the second quarter and first six months of 2000, respectively, compared with 112.3% and 113.2% for the comparable periods last year.

Net investment income, excluding Run-off Operations, decreased by $882,000 and $1.7 million for the second quarter and first six months of 2000, compared with the same periods last year, due largely to a lower invested asset base.

The PMA Insurance Group's Run-off Operations, which reinsure certain obligations primarily associated with workers' compensation claims for the years 1991 and prior, had pre-tax operating losses of $344,000 and $125,000 for the second quarter and first six months of 2000, respectively. The Run-off Operations had pre-tax operating losses of $560,000 and $494,000 for the comparable periods last year.

Caliber One
-----------
Caliber One reported a pre-tax operating loss of $518,000 for the second quarter of 2000, compared with a loss of $605,000 for the same period last year. For the first six months of 2000, Caliber One had a pre-tax operating loss of $2.8 million, compared with a loss of $1.3 million for the same period last year. The decline in operating results for the first six months of 2000 primarily reflects an underwriting loss from prior accident years for certain liability lines of business, partially offset by higher investment income.

Caliber One's net premiums written were $8.5 million for the first six months of 2000, compared with $14.9 million for the comparable period last year. The decline in net written premiums is due to the increased use of reinsurance and cancellation of certain professional liability policies during the first six months of 2000.

Caliber One's GAAP combined ratio for the second quarter of 2000 was 135.6%, compared with 127.4% for the same period last year. For the first six months of 2000, the combined ratio was 149.1%, compared with 133.1% for the same period last year. The increase in the combined ratios reflects a higher loss ratio, partially offset by a lower expense ratio.

Corporate and Other
-------------------
The Corporate and Other segment includes unallocated investment income and expenses, including debt service, as well as the results of certain of the Company's real estate properties. For the second quarter of 2000 and 1999, pre-tax operating losses for this segment were $5.6 million and $5.8 million, respectively. For the first six months of 2000 and 1999, pre-tax operating losses were $10.7 million and $10.6 million, respectively.

Financial Position
------------------
Total assets were $3.3 billion as of June 30, 2000, compared with $3.2 billion as of December 31, 1999. Shareholders' equity was $434.6 million as of June 30, 2000, compared with $429.1 million as of December 31, 1999.

Book value per share, excluding unrealized gains and losses, was $21.74 as of June 30, 2000, compared with $21.22 as of December 31, 1999 and $20.88 as of June 30, 1999.

Share Repurchase Plan
---------------------
During the second quarter of 2000, PMA Capital repurchased 300,000 shares of its Class A Common Stock at a cost of $5.7 million (average per share price was $18.84). For the first six months of 2000, share repurchases totaled 618,000 shares at a cost of $11.7 million (average per share price was $18.91).

As of June 30, 2000, PMA Capital has repurchased a total of 3.1 million shares at a total cost of $60.8 million (average per share price was $19.34) since the inception of its share repurchase program in February 1998, which represents approximately 13% of the outstanding shares at that time. As of June 30, 2000, the remaining share repurchase authorization was $14.2 million.

PMA Capital's regularly scheduled Board of Directors' meeting will be held on Wednesday August 9, 2000.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital's subsidiaries include: 1) property and casualty reinsurance, underwritten and marketed through PMA Re; 2) managed care workers' compensation, integrated disability and other commercial property and casualty lines of insurance in the Mid-Atlantic and Southern regions of the United States, underwritten and marketed under the trade name The PMA Insurance Group; and 3) excess and surplus lines coverages, underwritten and marketed by Caliber One.




CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 The statements contained in this release and oral statements made by individuals authorized to speak on behalf of PMA Capital Corporation (the "Company") that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements are based on currently available financial, competitive and economic data and the Company's current operating plans based on assumptions regarding future events. The Company's actual results could differ materially from those expected by the Company's management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to, changes in general economic conditions, including the performance of financial markets and interest rates; regulatory or tax changes, including changes in risk-based capital or other regulatory standards that affect the ability of the Company to conduct its business;
competitive or regulatory changes that affect the cost of or demand for the Company's products; the Company's ability to meet its marketing objectives; the effect of changes in workers' compensation statutes and their administration; the Company's ability to predict and effectively manage claims related to insurance and reinsurance policies; reliance on key management; adequacy of reserves for claim liabilities; adverse property and casualty loss development for events the Company insured in prior years; adequacy and collectibility of reinsurance purchased by the Company; severity of natural disasters and other catastrophes; the effect of claims related to Year 2000 systems problems ("Y2K Problems") asserted against the Company by insureds in which coverage is found to exist by courts in various jurisdictions, and the costs of any litigation with respect to Y2K Problems regardless of whether coverage is found; and other factors disclosed from time to time in reports filed by the Company with the Securities and Exchange Commission. Investors should not place undue reliance on any such forward-looking statements. The Company disclaims any obligation to update forward-looking information.

                             PMA Capital Corporation
                                 Financial Data
                (Dollars in thousands, except per share amounts)

                                                    Three months ended June 30,          Six months ended June 30,
Income Statement Data:                               2000               1999              2000             1999
-------------------------------------------------------------------------------------------------------------------
 Net premiums written:
       PMA Re                                   $     73,853      $     58,338      $    140,845      $    136,665
       The PMA Insurance Group                        48,935            36,162           136,381           119,183
       Caliber One                                    (1,047)            7,531             8,543            14,853
       Corporate and Other                              (397)             (100)             (491)             (253)
                                               --------------------------------------------------------------------
Consolidated                                    $    121,344      $    101,931      $    285,278      $    270,448
                                               ====================================================================

Revenues:
Net premiums earned:
       PMA Re                                   $     70,608      $     69,915      $    133,745      $    122,348
       The PMA Insurance Group                        67,690            55,326           124,782           109,725
       Caliber One                                     5,739             4,000            11,426             6,643
       Corporate and Other                              (397)             (100)             (491)             (253)
                                               --------------------------------------------------------------------
Consolidated net premiums earned                     143,640           129,141           269,462           238,463
Net investment income                                 27,869            26,961            56,062            54,070
Realized gains (losses)                                3,532            (1,755)           (1,929)             (878)
Other revenues                                         3,274             2,821             6,661             5,959
                                               --------------------------------------------------------------------
Consolidated revenues                           $    178,315      $    157,168      $    330,256      $    297,614
                                               ====================================================================

Components of operating income (loss) (1):
       PMA Re                                   $     12,779      $     10,367      $     26,762      $     23,116
       The PMA Insurance Group                         5,616             4,195            11,218             9,180
       Caliber One                                      (518)             (605)           (2,791)           (1,301)
       Corporate and Other                            (5,602)           (5,821)          (10,714)          (10,589)
                                               --------------------------------------------------------------------
Pre-tax operating income                        $     12,275      $      8,136      $     24,475      $     20,406
                                               ====================================================================
After-tax operating income                      $      7,844      $      7,887      $     15,772      $     15,785
                                               ====================================================================
Net income                                      $     10,140      $      6,746      $     14,518      $     12,455
                                               ====================================================================

Weighted Average Common Shares Outstanding:
       Basic                                      22,057,649        23,083,506        22,161,668        23,199,921
       Diluted                                    22,563,556        23,936,717        22,690,030        24,023,214

After-tax Operating Income Per Share:
       Basic                                    $       0.36      $       0.34      $       0.71      $       0.68
                                               ====================================================================
       Diluted                                  $       0.35      $       0.33      $       0.70      $       0.66
                                               ====================================================================
Net Income Per Share:
       Basic                                    $       0.46      $       0.29      $       0.66      $       0.53
                                               ====================================================================
       Diluted                                  $       0.45      $       0.28      $       0.64      $       0.52
                                               ====================================================================

 Balance Sheet Data:                                            June 30, 2000                   December 31, 1999
 -------------------                                            -------------                   -----------------
 Total Assets                                                    $ 3,277,088                       $ 3,245,087
 Shareholders' Equity                                              $ 434,564                         $ 429,143
 Shareholders' Equity per Share (including FAS 115)                  $ 19.89                           $ 19.21
 Shareholders' Equity per Share (excluding FAS 115)                  $ 21.74                           $ 21.22

(1) Pre-tax operating income (loss) represents pre-tax income (loss) from continuing operations, but excluding net realized investment gains (losses). After-tax operating income (loss) is net income (loss) excluding after-tax net realized investment gains (losses).




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